UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2021

Date of Report (Date of earliest event reported)

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Financing Agreements

On July 26,2021, Q BioMed Inc. (the “Company” or we) entered into a securities purchase agreement with an accredited investor, pursuant to which we sold a convertible debenture (the “Debenture”) in the principal amount of $806,250 and a warrant to purchase up to 645,000 shares of common stock (the “Warrant”) for a total purchase price of $750,000.

The Debenture has a maturity date of April 26, 2022, provided that in case of an event of default, the debenture may become at the holder’s election immediately due and payable. The Debenture carries an interest rate of 10% per annum, provided that any principal or interest which is not paid when due shall bear interest at the rate of 15% per annum from the due date until payment (the “Default Interest”). We may prepay the Debenture at 120% of the outstanding aggregate principal amount within the first 60 days of issuance and at 130% of the sum of the outstanding principal amount, the accrued and unpaid interest on the unpaid principal amount and any Default Interest from 61 to 180 days after issuance.

The holder may convert the Debenture in its sole discretion at any time on or prior to maturity at the lower of $1.00 or 85% of the average of the four (4) lowest VWAPs during the 20 Trading Days prior to the date of such calculation. We may not convert any portion of the Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 61 days’ notice.

The Warrant has an exercise price of $1.25 and may be exercised in cash or via cashless exercise, exercisable for five (5) years from issuance.

The securities purchase agreement, the form of the Debenture and the form of the Warrant are filed as Exhibits 10.1, 10.2 and 10.3 to this report and such documents are incorporated herein by reference.

Amendment to Securities Purchase Agreement Dated December 23,2020

On December 23, 2020, we entered into a securities purchase agreement with an accredited investor to place a convertible debenture with a maturity date of June 23, 2021, in the aggregate principal amount of $500,000.

On July 22, 2021, we entered into an amendment agreement to the securities purchase agreement (the “Amendment Agreement”) with the accredited investor, pursuant to which, the floor price of the convertible debenture was reduced to $0.50 per share. Additionally, the maturity date of the convertible debenture was extended to December 31, 2021.

On July 22, 2021, we issued 149,413 shares of common stock to the accredited investor in exchange for the conversion of $112,657.53 of principal and interest on the convertible debenture.

The form of the Amendment Agreement is filed as Exhibits 10.4 to this report and such documents are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On May 5, 2021, we entered into an agreement with Aedesius Holdings Ltd. (“Aedesius”) pursuant to which we have agreed with Aedesius that we would sell it up to 16,000,000 units (the “Units”) for a total aggregate of up to $20,000,000.

The Aedesius investment has been delayed by Aedesius for internal reasons to which we are unable to verify. As a result, Aedesius is currently in breach of its commitment to us. Although Aedesius continues to tell us that it intends to meet its commitment, we can no longer rely on its representations to the detriment of our business. We have terminated any and all rights with respect to future fundings and will pursue whatever rights and remedies we have at our disposal for breach of contract. In the interim, we have focused on our uplisting and the related funding previously registered on Form S-1 with SEC. We are confident that funding remains available and will be in a position to continue executing on our business plan.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.

The securities mentioned above were issued, or will be issued, in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about our company and its investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

10.1	Securities Purchase Agreement, Dated July 26, 2021
10.2	Form of Convertible Promissory Note
10.3	Form of Warrant
10.4	Amendment Agreement, Date July 22, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: July 29, 2021	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President and Chief Executive Officer